UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2018 (May 16, 2018)

FRED’S, INC.

(Exact Name of Registrant as Specified in Charter)

Tennessee	001-14565	62-0634010
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4300 New Getwell Road, Memphis, Tennessee 38118

(Address of principal executive offices)

(901) 365-8880

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financing accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Current Board Announcements

On May 16, 2018, Dr. Neeli Bendapudi notified the Board of Directors (the “Board”) of Fred’s, Inc. (the “Company”) that she will not stand for reelection as a member of the Board at the Company’s 2018 Annual Meeting of Shareholders. Dr. Bendapudi’s decision was not the result of any disagreement with the Company, its management or its operations, policies or practices.

On May 20, 2018, Peter J. Bocian notified the Board of his resignation from the Board, effective immediately. Mr. Bocian’s resignation was not the result of any disagreement with the Company, its management or its operations, policies or practices.

On May 21, 2018, Michael T. McMillan notified the Board that he will not stand for reelection as a member of the Board at the Company’s 2018 Annual Meeting of Shareholders. Mr. McMillan’s decision was not the result of any disagreement with the Company, its management or its operations, policies or practices.

Appointment of New Directors

On May 20, 2018, the Board appointed Dana Goldsmith Needleman as a director, effective immediately. Following her appointment, Ms. Goldsmith Needleman was appointed to the Audit Committee of the Board on May 22, 2018. Ms. Goldsmith Needleman will serve until, and will be nominated for election at, the 2018 Annual Meeting of Shareholders of the Company.

Ms. Goldsmith Needleman, age 45, has been serving as a principal of The Cogent Group, a private real estate investment firm, since 2009. She has been instrumental in the acquisition, development and disposition of more than $5.0 billion of corporate real estate throughout the United States with a heavy concentration of retail assets. Prior to The Cogent Group, Ms. Goldsmith Needleman was a Managing Director at Cardinal Capital Partners, one of the largest private sale-leaseback investors in the United States. Throughout her career, Ms. Goldsmith Needleman has completed sizeable acquisitions with Academy Sports & Outdoors, Albertson’s, Cheddar’s Scratch Kitchen, Dick’s Sporting Goods,  PetSmart,  Rite Aid, Shaw’s,  and various other national retailers, enabling these companies to maximize the value of their real estate holdings through build-to-suits and  sale-leaseback transactions. Ms. Goldsmith Needleman earned her B.A. from Duke University, J.D. from Boston University School of Law and was admitted to the New York and Massachusetts bars.

The Board has determined that Ms. Goldsmith Needleman does not have any relationship with the Company or its subsidiaries, either directly or indirectly, that would be inconsistent with a determination of independence under the applicable rules and regulations of the NASDAQ Stock Market and the U.S. Securities and Exchange Commission. Ms. Goldsmith Needleman will be a party to an indemnification agreement with the Company and will receive compensation for serving on the Board pursuant to the Company’s non-employee director compensation guidelines.

Ms. Goldsmith Needleman was not appointed as a director pursuant to any arrangement or understanding with any person, and is not a participant in any related party transaction required to be reported pursuant to Item 404(a) of Regulation S-K.

On May 20, 2018, the Board appointed Thomas E. Zacharias as a director, effective immediately. Following his appointment, Mr. Zacharias was appointed to the Audit Committee of the Board on May 22, 2018. Mr. Zacharias will serve until, and will be nominated for election at, the 2018 Annual Meeting of Shareholders of the Company.

Mr. Zacharias, age 64, currently serves as President of Zacharias & Co. LLC, a real estate investment and advisory firm he founded in April 2017, after retiring as Chief Operating Officer from W. P. Carey Inc., a $10 billion publicly traded REIT. He has 36 years of corporate management experience and 23 years of board level experience involving a total of eight companies. The focus of his experience includes general management, financial analysis, strategic planning, value creation, operations, acquisitions, restructurings and retail real estate. He received his undergraduate degree from Princeton University magna cum laude and a MBA from Yale School of Management.

The Board has determined that Mr. Zacharias does not have any relationship with the Company or its subsidiaries, either directly or indirectly, that would be inconsistent with a determination of independence under the applicable rules and regulations of the NASDAQ Stock Market and the U.S. Securities and Exchange Commission. Mr. Zacharias will be a party to an indemnification agreement with the Company and will receive compensation for serving on the Board pursuant to the Company’s non-employee director compensation guidelines.

Mr. Zacharias was not appointed as a director pursuant to any arrangement or understanding with any person, and is not a participant in any related party transaction required to be reported pursuant to Item 404(a) of Regulation S-K.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

99.1	Press Release of Fred’s Inc., dated May 22, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRED’S INC.

Date: May 22, 2018	By:	/s/ Joseph M. Anto
	Name:	Joseph M. Anto
	Title:	Interim Chief Executive Officer, Executive Vice President, Chief Financial Officer and Secretary